EXHIBIT 10.1

SEVERANCE AGREEMENT

In consideration of the covenants undertaken and releases contained in this SEVERANCE AGREEMENT (hereinafter referred to as “Agreement”), Katayone Adeli (“Employee”) on the one hand, and Vince, LLC (the “Company”) on the other hand (collectively the “Parties”), agree as follows:

Employee and the Company agree that the following facts are true:

1)	Employee and the Company entered into an employment agreement, dated December 18, 2015 (the “Employment Agreement”);

2)

Employee was granted stock options pursuant to stock option grant agreements with the Company, dated January 25, 2016 and May 16, 2016 (collectively, the “Stock Option Agreement”), pursuant to the 2013 Omnibus Incentive Plan of the Company;

3)	Employee’s employment with the Company was terminated effective May 8, 2017;

4)

Neither Employee nor the Company has any intent to pursue any claims against the other. In exchange for the severance compensation under this Agreement and the other undertakings provided herein, Employee and the Company desire to settle fully and finally all actual and/or potential claims between them concerning the above-referenced employment relationship including, but in no way limited to, any claims that might arise out of Employee’s employment and/or the termination thereof; and

5)	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

NOW THEREFORE, in consideration of the promises herein contained and in compromise of the Parties’ positions relating to the Employment Agreement, it is agreed as follows:

1.Facts Incorporated to Agreement.  The above-mentioned facts are hereby incorporated into, and made a part of, this Agreement.

2.Denial of Liability.  This Agreement shall not in any way be construed as an admission by the Company or Employee of any breaches of contract, statutory violations, wrongful acts or acts of discrimination or of any fact asserted (other than the facts asserted herein) whatsoever against Employee or the Company or any other person.

3.Employment Agreement.   Except as modified by this Agreement, Sections 5(d), 7

through 13, 15 and 17 through 21of the Employment Agreement shall continue in effect.1

4.Termination of Employment; Severance Payment.  Employee’s employment with the Company was terminated by the Company without cause effective as of May 8, 2017 (the “Termination Date”).  All salary, compensation, and perquisites of employment ceased as of the Termination Date. Except as provided in Section 15(a) of this Agreement, Employee shall solely be entitled to the severance benefits set forth in this Section 4 in lieu of those provided in Section 7(c) of the Employment Agreement or otherwise. The Company shall provide Employee with the following payments and benefits (collectively, the “Severance Payments”):

(a)the Accrued Benefits, to the extent not already paid.  Each of the Company and Employee represents and warrants that it/she is unaware of any further amounts due to Employee under this section 4(a);

(b)Subject to the execution and delivery by Employee of Employee General Release (as hereinafter defined) and the passage of seven calendar days thereafter without revocation by Employee of Employee General Release, One Million Two Hundred Thousand Dollars ($1,200,000), payable by wire transfer to an account designated by Employee, as follows:

(i)Two Hundred Thousand Dollars ($200,000) gross, which amount is subject to all applicable withholdings, payable on October 31, 2017;

(ii)One Million Dollars ($1,000,000) gross, which amount is subject to all applicable withholdings, payable as follows:

(w) $350,000 on March 1, 2018

(x)$250,000 on June 1, 2018

(y) $250,000 on September 1, 2018

(z) $150,000 on December 1, 2018.

(c)The Parties agree that, notwithstanding the last sentence of Section 8 of the Employment Agreement, the Severance Payments shall not be subject to set-off, counterclaim or recoupment by the Company for any amounts owed to it by Employee.

(d)The Company acknowledges that Employee has made a timely election of continued health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).   The Company will continue to pay the employer portion of the associated monthly premium during the period commencing on the Termination Date and terminating on the earlier of (i) May 31, 2018, or (ii) such date that Employee elects to receive and becomes eligible for medical benefits with another employer (the “COBRA Contribution Period”). Employee will be responsible to pay the associated employee portion of the monthly premium directly to DISCOVERY BENEFITS as directed by the Company in order to be covered by COBRA.

[1]	From Section 12 of General Release.

Attached as Exhibit A is a summary of the health care continuation obligation for the Company and Employee.  Effective the first day of the month following the last date of the Company COBRA subsidy, Employee will be responsible to pay 100% of the COBRA premium to continue healthcare insurance for the remainder of the applicable COBRA period.  Notwithstanding the foregoing, in the event a COBRA premium benefit violates the nondiscrimination rules under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time) (the “Affordable Care Act”), the Company will cease to provide such COBRA premium benefit.

(e)The Company agrees that no payment to Employee will be deferred beyond its due date by reason of Section 409A.

5.Receipt of Compensation Due.  Employee acknowledges that prior to signing this Agreement, Employee received payment for any outstanding wages or accrued, unused vacation due and owing to Employee through the Termination Date (the payment of which was not made contingent on the execution of this Agreement) and Employee’s Annual Bonus in respect of the fiscal year commencing on or about February 1, 2016.

6.Equity Grants.  Employee has been granted stock options to receive 176,599 shares of the Company’s common stock, which have become fully vested and exercisable as of the Termination Date and remain exercisable for 180 days thereafter, as provided for in the Stock Option Agreement.

7.General Releases.

(a)Employee General Release.  Concurrently with the execution and delivery hereof, Employee has executed and delivered a general release (the “Employee General Release”) in the form attached hereto as Exhibit B.

(b)Company General Release.  In consideration for Employee’s obligations under this Agreement and the execution by Employee of the Employee General Release, except as provided in Section 7(g) hereof, the Company, on its own behalf and on behalf of its affiliates (including Vince Holding Corp.) and its representatives, successors and assigns (collectively the “Company Releasors”) does hereby, irrevocably and unconditionally  release, acquit and forever discharge Employee for herself, her heirs, administrators, representatives, executors, successors and assigns (collectively, the “Company Releasees”), and each of them, from any and all  claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Company General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against any of the Company Releasees which any of the Company Releasors may have, by reason of any matter, cause, or thing whatsoever, from the beginning of its initial dealings with the Company Releasees to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the employment relationship of Employee with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (the “Company Claims”). The release given in this Section 7(b) shall be referred to as the “Company General Release” and, together with the Employee General Release, the “General Releases.”

(c)The Company Releasees are intended to be third-party beneficiaries of the Company General Release, and the Company General Release may be enforced by each of them in accordance with the terms thereof in respect of the rights granted to such Company Releasees thereunder.

(d)The Company Claims include all such claims, whether known or unknown by the Company Releasors. Therefore, the Company Releasors waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(e)The Company represents that neither the Company nor any Company Releasor has made an assignment or transfer of any Company Claim released by Section 7(b).

(f)The Company hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Releasees of any kind whatsoever in respect of any Company Claim released by Section 7(b). The Company agrees that if it violates this Section 7(f) by suing any Company Releasee, it will pay all costs and expenses of defending against the suit incurred by the Company Releasees, including reasonable attorneys’ fees.

(g)Notwithstanding anything in the Company General Release to the contrary, the Company General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach after the date hereof by Employee or any Company Releasee of this Agreement, the Employment Agreement, the Stock Option Agreement, the Employee General Release, or any other claim which may arise after the date of this Agreement.

8.Restrictions.  Except as otherwise provided in this Agreement, each of the Company and Employee hereby agrees and reaffirms the covenants and agreements set forth in the Stock Option Agreement and the Employment Agreement which by their terms survive Employee’s termination of employment, including the confidentiality and non-interference covenants contained in the Employment Agreement.

9.Neutral Job Reference.  The Company agrees to provide Employee with a neutral job reference for all written and telephone requests to include only the following: job title and dates of employment.

10.Return of Company Property.  Employee reaffirms her obligations to return Company property as required in Section 9(f) of the Employment Agreement.

11.Confidential Information.  Employee reaffirms her obligations of confidentiality set forth in Section 9(a) of the Employment Agreement.  Unless required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and Employee and the Company agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members of Employee, legal advisors or personal tax or financial advisors.  The Company represents that it is not required to disclose, and agrees not to disclose, the terms and conditions of this Agreement under applicable disclosure requirements of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

12.Mutual Non-Disparagement Clause.

(a)Employee reaffirms her undertakings in Section 9(c) of the Employment Agreement (“Nondisparagement”).

(b)The Company agrees that it has used, and will in the future use, reasonable efforts to cause members of its management and board of directors not to make any negative or derogatory remarks or statements concerning Employee, whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of Employee, unless as required by law or an order of a court or governmental agency with jurisdiction.

13.Employee’s Cooperation Obligations.  Employee reaffirms her obligation of cooperation set forth in Section 10 of the Employment Agreement.

14.Integration Clause.  This Agreement, the General Releases, the Stock Option Agreement and the Employment Agreement (except for provisions thereof superseded or modified by this Agreement) constitute the complete and entire agreement between the Parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their agreement.  Any and all prior agreements, representations, negotiations, and understandings between the Parties, oral or written, express or implied, are hereby superseded and merged herein.

15.Remedies; Attorneys’ Fees.

(a)In the event that the Company defaults in the performance of any obligation hereunder, if the Company does not cure the default within ten (10) days of written notice from Employee to the Company, upon further notice to the Company by Employee, Employee at her election, as specified in such further notice, effective on the date of such notice (the “Reinstatement Date”), may cause the Employment Agreement to be reinstated under the following conditions:

(i) All rights, remedies and obligations of the Parties under the Employment Agreement shall be fully reinstated, including (for avoidance of doubt) the obligations of the Company under Section 7(c) of the Employment Agreement (which shall not be deemed to have been released by the Employee General Release);

(ii)Except for this Section 15(a), this Agreement shall be null and void, ab initio, and deemed not to have been executed and delivered and of no further force or effect;

(iii)Employee’s execution and delivery of the Employee General Release in connection with this Agreement shall remain in effect and shall satisfy the condition set forth in Section 8 of the Employment Agreement (so long as it has not been revoked within the applicable revocation period); and

(iv)All payments to Employee under this Agreement shall be credited to the payments owing to Employee under the Employment Agreement, provided, however:

(A) If the amount paid by the Company under this Agreement exceeds that which would otherwise be due to Employee under the Employment Agreement (taking into account any set-off rightfully taken by the Company), any such excess paid to Employee, upon notice to Employee by the Company, shall be paid back to the Company within thirty (30) days of such notice; and

(B)If the amount due to Employee under the Employment Agreement (taking into account any set-off rightfully taken by the Company) exceeds the amount paid to Employee under this Agreement, any such excess, upon notice to the Company by Employee, shall be paid by the Company to Employee within thirty (30) days of such notice.

(C)If the Company asserts any right of set-off in connection with any payment under subparagraph (A) or (B) above, it shall provide Employee notice thereof, setting forth in reasonable detail the basis therefor.

(b)In addition to any other remedies the Company may have under this Agreement or the Employment Agreement, in the event Employee defaults in the performance of any obligation set forth in Section 9 or 10 of the Employment Agreement, if Employee does not cure the default within ten (10) days of written notice from the Company to Employee, upon further notice to Employee, the Company will have no further obligation to pay any amount to Employee under this Agreement or the Employment Agreement, and any monies paid by the Company to Employee hereunder will be returnable from Employee to the Company as a result of the breach.

(c) Notwithstanding any provision of the Employment Agreement, the General Releases or the Stock Option Agreement to the contrary, in any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including attorneys’ fees.

(d)All amounts payable by the Company that are more than ten (10) days past due shall bear interest at an annual rate of 8%, from the date payment was due.

16.Other Provisions. Sections 12, 14 through 17 (other than the last sentence of Section 17, which shall be superseded by Section 15(c) of this Agreement), the first sentence of 18,  Section 19 and Section 21 of the Employment Agreement shall be incorporated herein and be a part hereof, mutatis mutandis.

17.Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit if delivered by guaranteed overnight service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to any other such addresses as either party may furnish to the other in writing hereafter to effect notice of a change in address):

If to Employee:

At Employee’s home address (email and, if any, facsimile) shown in the books and records of the Company.

With a copy (which shall not constitute notice to Employee) to:

Henry M. Fields
Morrison & Foerster LLP
707 Wilshire Blvd.
Los Angeles, CA 90017
Facsimile: (323) 210-1154
Email: hfields@mofo.com

If to the Company:

Vince, LLC
500 Fifth Avenue, 20th Fl.
New York, NY 10110
Attn: SVP, Human Resources
Facsimile: ___________
Email: mwallace@vince.com

With copies (which shall not constitute notice to the Company) to:

Vince, LLC
500 Fifth Avenue, 20th Fl.
New York, NY 10110
Attn: General Counsel
Facsimile: (646) 224-5733
Email: aokuma@vince.com

David Jacobs
Epstein Becker & Green, P.C.
1925 Century Park East, Suite 500
Los Angeles, CA 90067
Facsimile: 310-943-2593
Email: djacobs@ebglaw.com

19.Advice of Counsel.  Employee further states that Employee has carefully read this Agreement; that Employee has had the opportunity to consult an attorney, and has been advised to do so, to have any questions concerning this Agreement explained to Employee; that Employee fully understands the Agreement’s final and binding effect; that the only promises made to Employee to sign this Agreement are those stated above; and that Employee is signing this Agreement voluntarily.

20.Effective Date of this Agreement.  This Agreement shall be effective as of the date executed by the Parties, but only upon Employee executing and delivering the Employee General Release attached hereto as Exhibit B and not revoking the Employee General Release within the applicable seven-day revocation period. If Employee does not execute and deliver the Employee General Release, or if Employee delivers the Employee General Release and revokes the same during the seven-day revocation period, this Agreement shall be of no force or effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date(s) set forth below.

VINCE, LLC

By:	/s/ Brendan Hoffman
Name: Brendan Hoffman
Title: Chief Executive Officer
Date: August 30, 2017

EMPLOYEE

By:	/s/ Katayone Adeli
Katayone Adeli
Date: August 24, 2017

EXHIBIT A

HEALTH CARE CONTINUATION

•	Medical benefits will terminate on May 31st, 2017
•	COBRA administrators will reach out to you with documentation needed to elect COBRA
•	COBRA continuation coverage will begin on June 1st, 2017, if Employee timely elects COBRA:
o	The Company will continue to pay the employer portion of the monthly premium for up to the duration of the COBRA Contribution Period (terminating May 31, 2018)
➢	Medical Premier Plan (employee only) – Employer monthly portion: $355.29
➢	Dental Premier Plan (employee only) – Employer monthly portion: $9.66
o	Employee will be responsible for paying the employee portion of the monthly premium
➢	Medical Premier Plan (employee only) – Employee monthly portion: $111.83
➢	Dental Premier Plan (employee only) - Employee monthly portion: $29.61
➢	Vision (employee only) - Employee responsible for full monthly premium: $5.55

Exhibit B

EMPLOYEE GENERAL RELEASE

I, Katayone Adeli, in consideration of and subject to the performance by VINCE LLC (together with its parent and subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of December 18, 2015 (the “Employment Agreement”), as the modified by that certain Severance Agreement of even date herewith (the “Severance Agreement”), and further in consideration of and subject to the performance by the Company of its obligations under the Severance Agreement, do hereby release and forever discharge as of the date hereof the Company and its respective parent, affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.

1.I understand that any payments or benefits paid or granted to me under Section 4 of the Severance Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits provided in Section 4 of the Severance Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.Except as provided in paragraphs 5 and 6 below and except for the provisions of the Employment Agreement and the Stock Option Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers

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Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or  under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release.

3.The released Claims described in paragraph 2 hereof include all such claims, whether known or unknown by me. Therefore, I waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

4.I represent that I have made no assignment or transfer of any Claim covered by paragraph 2 above.

5.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis  for  any  claim  or  action  (including,  without limitation,  any  claim under  the  Age Discrimination in Employment Act of 1967).

6.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving or releasing and am not being required to waive or release any right that cannot be waived or released under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, to the extent permitted by law.  Additionally, I am not waiving or releasing (i) any rights I have under the Severance Agreement, including my rights to Severance Payments (as defined in the Severance Agreement) to which I am entitled under the Severance Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, as

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provided under Section 5(d) of the Employment Agreement, or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates, including any rights under the Stock Option Agreement (as defined in the Severance Agreement).

7.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement or the Severance Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that, as of the execution of this General Release, I am not aware of any pending claim of the type described in paragraph 2 above released by this General Release.

8.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

10.I agree that, except to the extent that disclosure is otherwise required by applicable law, rule or regulation, this General Release and the Severance Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Severance Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

12.I and the Company hereby acknowledge that Sections 5(d), 7 through 13, 15 and 17 through 21 of the Employment Agreement (as such provisions may be modified by the Severance Agreement) shall survive my execution of, and not be subject to, this General Release.

13.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts

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in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 1 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

14.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Severance Agreement after the date hereof, or any other claims that may arise after the date hereof.

15.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

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7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: /s/ Katayone AdeliDATED: August 24, 2017

Katayone Adeli

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